Exhibit 3.30

SUNGARD DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

RECITALS

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of SunGard Development LLC (the “Company”) is entered into as of March 26, 2014 by SRS Development Inc. (the “Member”).

WHEREAS, the Company was originally incorporated under the DGCL (as defined below) as SunGard Development Corporation, a Delaware corporation (the “Predecessor Corporation”), by the filing of a certificate of incorporation with the Secretary of State of the State of Delaware on November 13, 1989;

WHEREAS, on the date hereof, the board of directors of the Predecessor Corporation adopted a resolution adopting and approving the conversion of the Predecessor Corporation to a limited liability company and the adoption of this Agreement, and recommending the adoption of such conversion and this Agreement to the sole stockholder of the Predecessor Corporation, pursuant to the DGCL and the Act (as defined below);

WHEREAS, on the date hereof, by written consent, the sole stockholder of the Predecessor Corporation adopted and approved the conversion of the Predecessor Corporation to a limited liability company and the adoption of this Agreement pursuant to Section 266 of the DGCL and Section 18-214 of the Act;

WHEREAS, on the date hereof, the Predecessor Corporation was converted to a limited liability company pursuant to Section 18-214 of the Act and Section 266 of the DGCL by causing the filing with the Secretary of State of the State of Delaware of a Certificate of Conversion to Limited Liability Company and a Certificate of Formation (the “Conversion”); and

WHEREAS, pursuant to this Agreement and the Conversion, the sole stockholder of the Predecessor Corporation became the sole member of the Company, and the shares of capital stock in the Predecessor Corporation were converted into limited liability company interests in the Company constituting all of the limited liability company interests in the Company.

AGREEMENT

The Member agrees as follows:

1.	DEFINITIONS

For purposes of this Agreement the following terms shall have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) as amended and in effect from time to time.

“Affiliate” shall mean, with respect to any specified Person, any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Limited Liability Company Agreement of the Company, as amended from time to time.

SUNGARD DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

“Board of Managers” is defined in Section 6.1.

“Capital Contribution” shall mean the amount of cash and the fair market value of any other property contributed to the Company with respect to the Interest held by the Member.

“Certificate of Conversion” shall mean the Certificate of Conversion to Limited Liability Company of the Company filed on the date hereof with the Secretary of State of the State of Delaware, effective upon filing.

“Certificate of Formation” shall mean the Certificate of Formation of the Company filed on the date hereof with the Secretary of State of the State of Delaware, effective upon filing, and any and all amendments thereto and restatements thereof filed on behalf of the Company as permitted hereunder with the office of the Secretary of State of the State of Delaware.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the corresponding provisions of any future federal tax law.

“Company” shall mean the limited liability company formed under and pursuant to the Act and this Agreement.

“Conversion” is defined in the Recitals.

“DGCL” shall mean the General Corporation Law of the State of Delaware (8 Del. C. § 101 et. seq.) as amended and in effect from time to time.

“Distribution” shall mean the amount of cash and the fair market value of any other property distributed in respect of the Member’s Interest in the Company.

“Fiscal Year” shall mean the fiscal year of the Company which shall end on December 31 in each year or on such other date in each year as the Member shall otherwise elect or as required by the Code.

“Indemnified Party” is defined in Section 10.1.

“Interest” shall mean the entire interest of the Member in the capital and profits of the Company, including the limited liability company interest of the Member in the Company and the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement, together with the obligations of the Member to comply with all the terms and provisions of this Agreement.

“Managers” is defined in Section 6.1.

“Member” shall mean the Person listed as Member on the signature page to this Agreement and any other Person that both acquires an Interest in the Company and is admitted to the Company as a Member pursuant to this Agreement.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, or any other legal entity.

“Predecessor Corporation” is defined in the Recitals.

“UCC” is defined in Section 7.3.

“Unit Certificate” is defined in Section 7.2.

“Units” are a measure of the Member’s Interest in the Company.

SUNGARD DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

2.	FORMATION AND PURPOSE

2.1. Formation, etc. Effective as of the Conversion, (i) the Certificate of Incorporation of the Predecessor Corporation and the By-Laws of the Predecessor Corporation, each in effect on the date hereof, are replaced and superseded in their entirety by this Agreement in respect of all periods beginning on or after the Conversion, (ii) the sole stockholder of the Predecessor Corporation immediately prior to the Conversion is automatically admitted to the Company as the Member of the Company upon its execution of this Agreement, (iii) all of the shares of stock in the Predecessor Corporation issued and outstanding immediately prior to the Conversion are converted to all the limited liability company interests in the Company, (iv) the sole stockholder of the Predecessor Corporation immediately prior to the Conversion is the owner of all the limited liability company interests in the Company, and (v) all certificates evidencing shares of capital stock in the Predecessor Corporation issued by the Predecessor Corporation and outstanding immediately prior to the Conversion shall be surrendered to the Company and shall be canceled on the books and records of the Predecessor Corporation. The rights, duties and liabilities of the Member and the Board of Managers shall be determined pursuant to the Act and this Agreement. To the extent that such rights, duties or obligations are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2. Name. The name of the Company is SunGard Development LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Board of Managers deems appropriate or advisable. The Board of Managers shall file, or shall cause to be filed, any fictitious name certificates and similar filings, and any amendments thereto, that the Board of Managers considers appropriate or advisable.

2.3. Registered Office/Agent. The registered office required to be maintained by the Company in the State of Delaware pursuant to the Act shall initially be: c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company pursuant to the Act shall initially be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The Company may, upon compliance with the applicable provisions of the Act, change its registered office or registered agent from time to time in the discretion of the Board of Managers.

2.4. Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

2.5. Purpose. The Company is formed for the purpose of, and the nature of the business to be conducted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any activities necessary, convenient or incidental thereto.

2.6. Specific Powers. Without limiting the generality of Section 2.5, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose set forth in Section 2.5, including, but not limited to, the power:

(a) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any country, state, territory, district or other jurisdiction, whether domestic or foreign;

(b) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property;

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LIMITED LIABILITY COMPANY AGREEMENT

(c) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, perform and carry out and take any other action with respect to contracts or agreements of any kind, including without limitation leases, licenses, guarantees and other contracts for the benefit of or with any Member or any Affiliate of any Member, without regard to whether such contracts may be deemed necessary, convenient to, or incidental to the accomplishment of the purposes of the Company;

(d) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships, trusts, limited liability companies, or individuals or other Persons or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(e) to lend money, to invest and reinvest its funds, and to accept real and personal property for the payment of funds so loaned or invested;

(f) to borrow money and issue evidence of indebtedness, and to secure the same by a mortgage, pledge, security interest or other lien on the assets of the Company;

(g) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities;

(h) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(i) to appoint employees, officers, agents and representatives of the Company, and define their duties and fix their compensation;

(j) to indemnify any Person in accordance with the Act and this Agreement;

(k) to cease its activities and cancel its Certificate of Formation; and

(l) to make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purpose of the Company.

2.7. Certificate of Formation. Each officer of the Company is designated as an authorized person within the meaning of the Act to execute, deliver and file the Certificate of Formation and the Certificate of Conversion, and such other Persons as may be designated from time to time by the Board of Managers are designated as authorized persons, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate of Formation and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

2.8. Principal Office. The principal executive office of the Company shall be located at such place within or without the State of Delaware as the Board of Managers shall establish, and the Member may from time to time change the location of the principal executive office of the Company to any place within or without the State of Delaware. The Board of Managers may establish and maintain such additional offices and places of business of the Company, either within or without the State of Delaware, as it deems appropriate.

SUNGARD DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

3.	MEMBER; CAPITAL CONTRIBUTIONS

3.1. Member. The name and the business address of the Member of the Company are as follows:

Name	Address

SRS Development Inc.	680 East Swedesford Road Wayne, PA 19087

3.2. Capital Contributions. The Member may make Capital Contributions to the Company for such purposes, at such times and in such amounts as shall be determined by such Member; provided, however, that the Member shall not be obligated to make any Capital Contributions.

3.3. Return of Capital Contributions. The Member shall not have the right to demand a return of all or any part of its Capital Contributions, and any return of the Capital Contributions of the Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement and the Act. No interest shall be paid to the Member with respect to its Capital Contributions.

4.	STATUS AND RIGHTS OF THE MEMBER

4.1. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member, any member of the Board of Managers nor any other Indemnified Party shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, a member of the Board of Managers or an Indemnified Party. All Persons dealing with the Company shall look solely to the assets of the Company for the payment of the debts, obligations or liabilities of the Company.

4.2. Return of Distributions of Capital. Except as otherwise expressly required by law, the Member, in its capacity as such, shall have no liability either to the Company or any of its creditors in excess of (a) the amount of its Capital Contributions actually made, (b) any assets and undistributed profits of the Company and (c) to the extent required by law, the amount of any distributions wrongfully distributed to it. Except as required by law or a court of competent jurisdiction, no Member or investor in or partner of a Member shall be obligated by this Agreement to return any Distribution to the Company or pay the amount of any Distribution for the account of the Company or to any creditor of the Company. The amount of any Distribution returned to the Company by or on behalf of the Member or paid by or on behalf of the Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member.

4.3. No Management or Control. The Member shall have no power whatsoever with respect to the management of the business and affairs of the Company or have any right or authority to act for or bind the Company.

5.	ALLOCATIONS; DISTRIBUTIONS

5.1. Allocations. All of the Company’s profits and losses shall be allocated to the Member.

5.2. Distributions. Subject to the requirements of the Act, the amount and timing of all distributions shall be determined by the Board of Managers. Distributions may be made in cash, securities or other property.

SUNGARD DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

5.3. Restriction on Distributions. Notwithstanding any other provision of this Agreement, no distribution shall be determined or made which shall violate the Act or other applicable law or impair the capital of the Company nor shall any distribution of assets be made to the Member unless the value of the assets of the Company remaining after such distribution is at least equal to the aggregate of its debts and liabilities, including capital.

5.4. Withholding. The Member hereby authorizes the Company to withhold and pay over any withholding or other taxes payable by the Company as a result of the Member’s status as a Member hereunder.

5.5. Taxation. It is the intent of the Member that, since the Company has a single owner, the Company shall be disregarded as an entity separate from its Member for federal tax purposes pursuant to Section 7701 of the Code and the Treasury Regulations promulgated thereunder.

6.	BOARD OF MANAGERS; MANAGEMENT

6.1. Board of Managers. The Company shall be managed by a board of managers of the Company (the “Board of Managers”). The Board of Managers initially shall consist of three (3) persons (each such person, along with any other persons appointed from time to time, individually a “Manager” or collectively, the “Managers”). The Member may increase or decrease the number of Managers. Any appointment of a Manager shall be made and any removal of a Manager shall be carried out by a writing signed by the Member. Any such appointment or removal shall be effective upon execution of such writing or as otherwise stated therein.

6.2. Initial Board of Managers. The following individuals will be the initial Managers:

Leslie S. Brush

David P. DiGiacomo

Victoria E. Silbey

6.3. Tenure. Each Manager shall, unless otherwise provided by law, hold office until such individual is removed, or resigns or dies. Any Manager may be removed by the Member, at any time without giving any reason for such removal. A Manager may resign by written notice to the Company which resignation shall not require acceptance and, unless otherwise specified in the resignation notice, shall be effective upon receipt by the Company. Vacancies in the Board of Managers shall be filled by the Member as provided in Section 6.1 above.

6.4. Meetings. Meetings of the Board of Managers may be held at any time at such places within or without the State of Delaware designated in the notice of the meeting, when called by the Chairman of the Board of Managers, if any, the President or any two Managers acting together, reasonable notice thereof being given to each Manager.

6.5. Notice. It shall be reasonable and sufficient notice to a Manager to send notice by overnight delivery at least forty-eight hours or by facsimile at least twenty-four hours before the meeting addressed to such Manager at such Manager’s usual or last known business or residence address or to give notice to such Manager in person or by telephone at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Manager if a written waiver of notice, executed by such Manager before, at or after the meeting, is filed with the records of the meeting, or to any Manager who attends the meeting without protesting prior thereto or at its commencement the lack of notice to such Manager. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

6.6. Quorum. Except as may be otherwise provided by law, at any meeting of the Board of Managers a majority of the Managers then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

SUNGARD DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

6.7. Action by Vote. Except as may be otherwise provided by law, when a quorum is present at any meeting the vote of a majority of the Managers present shall be the act of the Board of Managers.

6.8. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if all the Managers consent thereto in writing, and such writing or writings are filed with the records of the meetings of the Board of Managers. Such consent shall be treated for all purposes as the act of the Board of Managers.

6.9. Participation in Meetings by Conference Telephone. Managers may participate in a meeting of the Board of Managers by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other or by any other means permitted by law. Such participation shall constitute presence in person at such meeting.

6.10. Management. The business of the Company shall be managed by a Board of Managers, and the Persons constituting the Board of Managers shall be the “managers” of the Company for all purposes under the Act. The Board of Managers as of the date hereof shall be the Persons set forth in Section 6.2. Thereafter, the Persons constituting the Board of Managers shall be designated by the Member in accordance with Section 6.1. Decisions of the Board of Managers shall be embodied in a vote or resolution adopted in accordance with the procedures set forth in Section 6 hereof. Such decisions shall be decisions of the “managers” of the Company for all purposes of the Act and shall be carried out by any member of the Board of Managers or by officers or agents of the Company designated by the Board of Managers in the vote or resolution in question or in one or more standing votes or resolutions or with the power and authority to do so under Section 6.12. A decision of the Board of Managers may be amended, modified or repealed in the same manner in which it was adopted or in accordance with the procedures set forth in Section 6 hereof as then in effect, but no such amendment, modification or repeal shall affect any Person who has been furnished a copy of the original vote or resolution, certified by a duly authorized agent of the Company, until such Person has been notified in writing of such amendment, modification or repeal.

6.11. Authority of Board of Managers. Except as otherwise expressly provided in this Agreement, the Board of Managers shall have the exclusive power and authority to manage the business and affairs of the Company and to make all decisions with respect thereto. Except as otherwise expressly provided in this Agreement, the Board of Managers or Persons designated by the Board of Managers, including officers and agents appointed by the Board of Managers, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the fullest extent permitted by Delaware law, the Board of Managers shall have the power to do any and all acts, statutory or otherwise, with respect to the Company which would otherwise be possessed by the Member under the laws of the State of Delaware and the Member shall have no power whatsoever with respect to the management of the business and affairs of the Company; provided, however, that the consent of the Member shall be required to effect mergers and conversions with other Persons. The power and authority granted to the Board of Managers hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including without limitation, the power and authority to undertake and make decisions concerning: (a) hiring and firing of employees, attorneys, accountants, brokers, investment bankers and other advisors and consultants, (b) entering into of leases for real or personal property, (c) opening of bank and other deposit accounts and operations thereunder, (d) purchasing, constructing, improving, developing and maintaining of real property, (e) purchasing of insurance, goods, supplies, equipment, materials and other personal property, (f) borrowing of money, obtaining of credit, issuance of notes, debentures, securities, equity or other interests of or in the Company and

SUNGARD DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

securing of the obligations undertaken in connection therewith with mortgages on and security interests in all or any portion of the real or personal property of the Company, (g) making of investments in or the acquisition of securities of any Person, (h) giving of guarantees and indemnities, (i) entering into of contracts or agreements whether in the ordinary course of business or otherwise, (j) mergers with (subject to the required consent of the Member described in the preceding sentence) or acquisitions of other Persons, (k) the sale or lease of all or any portion of the assets of the Company, (l) forming subsidiaries or joint ventures, (m) compromising, arbitrating, adjusting and litigating claims in favor of or against the Company and (n) all other acts or activities necessary or desirable for the carrying out of the purposes of the Company including those referred to in Section 2.6.

6.12. Officers; Agents. The Board of Managers by vote or resolution shall have the power to appoint officers or agents to act for the Company with such titles, if any, as the Board of Managers deems appropriate and to delegate to such officers or agents such of the powers as are granted to the Board of Managers hereunder, including the power to execute documents on behalf of the Company, as the Board of Managers may in its sole discretion determine; provided, however, that no such delegation by the Board of Managers shall cause the Persons constituting the Board of Managers to cease to be the “managers” of the Company within the meaning of the Act. The officers or agents so appointed may include persons holding titles such as Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer, Executive Vice President, Senior Vice President, Vice President, Assistant Vice President, Treasurer, Controller, Secretary or Assistant Secretary. An officer may be removed at any time with or without cause. The officers of the Company as of the date hereof are set forth on Exhibit 6.12. Unless the authority of the agent designated as the officer in question is limited in the document appointing such officer or is otherwise specified by the Board of Managers, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a corporation in the absence of a specific delegation of authority and all deeds, leases, transfers, contracts, bonds, notes, checks, drafts or other obligations made, accepted or endorsed by the Company may be signed by the Chairman, if any, the President, a Vice President (including any Assistant Vice President) or the Treasurer, Controller, Secretary or Assistant Secretary at the time in office. The Board of Managers, in its sole discretion, may by vote or resolution of the Board of Managers ratify any act previously taken by an officer or agent acting on behalf of the Company.

7.	UNITS; REGISTRATION AND TRANSFER OF INTERESTS

7.1. Units. The Member’s Interest shall be divided into 1,000 Units. The Board of Managers may issue additional Units to any Member in respect of Capital Contributions.

7.2. Unit Certificates; Registration. The Member shall be entitled to a certificate stating the number of Units held by the Member in such form as shall, in conformity with law and this Agreement, be prescribed from time to time by the Board of Managers (a “Unit Certificate”). Such Unit Certificate shall be signed by the President or any Vice President or Assistant Vice President and by the Treasurer, Secretary or an Assistant Secretary of the Company. The Company shall maintain a record of the ownership of the Interest which shall, initially, be as set forth on Exhibit 7.2 and which shall be amended from time to time to reflect transfers of the ownership of the Interest.

7.3. Interest as Securities. The Member’s Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14,1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (6 Del. C. § 8-101, et seq.) (the “UCC”), such provision of Article 8 of the UCC shall control.

SUNGARD DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

7.4. Transfer of Interests. The Member may sell, assign, pledge, encumber, dispose of or otherwise transfer all or any part of the economic or other rights that comprise its Interest. The transferee shall have the right to be substituted for the Member under this Agreement for the transferor if so determined by the Member, and such transferee shall be admitted to the Company as a member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If the Member transfers all of its Interest pursuant to this Section 7.4, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company. No Member may withdraw or resign as Member except as a result of a transfer of all of its Interest pursuant to this Section 7.4 in which the transferee is substituted for the Member. None of the events described in Section 18-304 of the Act shall cause the Member to cease to be a Member of the Company.

7.5. Additional Membership. One or more additional members may be admitted to the Company with the consent of the Member. Prior to or in connection with the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members.

8.	AMENDMENTS TO AGREEMENT

This Agreement may be amended or modified by the Member by a writing executed by the Member. The Member shall cause to be prepared and filed any amendment to the Certificate of Formation that may be required to be filed under the Act as a consequence of any such amendment or modification.

9.	DISSOLUTION OF COMPANY

9.1. Events of Dissolution or Liquidation. The Company shall be dissolved and its affairs wound up upon the happening of either of the following events: (a) the written determination of the Member, (b) at any time there are no members of the Company unless the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

9.2. Liquidation. After termination of the business of the Company, a final allocation shall be made pursuant to Section 5.1 and the assets of the Company shall be distributed in the following order of priority:

(a) to creditors of the Company, including the Member if a creditor to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment thereof or the making of reasonable provision for payment thereof) other than liabilities for distributions to the Member; and then

(b) to the Member.

10.	INDEMNIFICATION

10.1. General. To the fullest extent permitted by law, the Company shall indemnify, defend, and hold harmless the Member and any director, officer, partner, stockholder, controlling Person or employee of the Member, each member of the Board of Managers and any Person serving at the

SUNGARD DEVELOPMENT LLC

LIMITED LIABILITY COMPANY AGREEMENT

request of the Company as a director, officer, employee, partner, trustee or independent contractor of the Company or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise (all of the foregoing Persons being referred to collectively as “Indemnified Parties” and individually as an “Indemnified Party”) from any liability, loss or damage incurred by the Indemnified Party by reason of any act performed or omitted to be performed by the Indemnified Party in connection with the business of the Company and from liabilities or obligations of the Company imposed on such Party by virtue of such Party’s position with the Company, including reasonable attorneys’ fees and costs and any amounts expended in the settlement of any such claims of liability, loss or damage; provided, however, that if the liability, loss, damage or claim arises out of any action or inaction of an Indemnified Party, indemnification under this Section 10 shall be available only if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (b) the action or inaction did not constitute fraud, gross negligence or willful misconduct by the Indemnified Party; provided, further, however, that the indemnification under this Section 10.1 shall be recoverable only from the assets of the Company and not from any assets of the Member. Unless the Board of Managers determines in good faith that the Indemnified Party is unlikely to be entitled to indemnification under this Section 10 the Company shall pay or reimburse reasonable attorneys’ fees of an Indemnified Party as incurred, provided that such Indemnified Party executes an undertaking, with appropriate security if requested by the Board of Managers, to repay the amount so paid or reimbursed in the event that a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section 10. The Company may pay for insurance covering liability of the Indemnified Party for negligence in operation of the Company’s affairs.

10.2. Exculpation. No Indemnified Party shall be liable, in damages or otherwise, to the Company or to the Member for any loss that arises out of any act performed or omitted to be performed by it, him or her pursuant to the authority granted by this Agreement if (a) either (i) the Indemnified Party, at the time of such action or inaction, determined in good faith that such Indemnified Party’s course of conduct was in, or not opposed to, the best interests of the Company or (ii) in the case of inaction by the Indemnified Party, the Indemnified Party did not intend such Indemnified Party’s inaction to be harmful or opposed to the best interests of the Company and (b) the conduct of the Indemnified Party did not constitute fraud, gross negligence or willful misconduct by such Indemnified Party.

10.3. Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Party” at the time of any action or inaction in connection with the business of the Company shall be entitled to the benefits of this Section 10 as an “Indemnified Party” with respect thereto, regardless whether such Person continues to be within the definition of “Indemnified Party” at the time of such Indemnified Party’s claim for indemnification or exculpation hereunder.

10.4. Procedure Agreements. The Company may enter into an agreement with any of its officers, employees, consultants, counsel and agents, any member of the Board of Managers or the Member, setting forth procedures consistent with applicable law for implementing the indemnities provided in this Section 10.

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LIMITED LIABILITY COMPANY AGREEMENT

11.	MISCELLANEOUS

11.1. General. This Agreement: (a) shall be binding upon the legal successors of the Member, (b) shall be governed by and construed in accordance with the laws of the State of Delaware and (c) contains the entire agreement as to the subject matter hereof. The waiver of any of the provisions, terms, or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms, or conditions hereof.

11.2. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or receipt (which may be evidenced by a return receipt if sent by registered mail or by signature if delivered by courier or delivery service), addressed to the Member at its address in the records of the Company or otherwise specified by the Member.

11.3. Gender and Number. Whenever required by the context, as used in this Agreement the singular number shall include the plural, the plural shall include the singular, and all words herein in any gender shall be deemed to include the masculine, feminine and neuter genders.

11.4. Severability. If any provision of this Agreement is determined by a court to be invalid or unenforceable, that determination shall not affect the other provisions hereof, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each said provision shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

11.5. Headings. The headings used in this Agreement are used for administrative convenience only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

11.6. No Third Party Rights. Except for the provisions of Section 10, the provisions of this Agreement are for the benefit of the Company, the Member and permitted assignees and no other Person, including creditors of the Company, shall have any right or claim against the Company or the Member by reason of this Agreement or any provision hereof or be entitled to enforce any provision of this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement as of the day and year first set forth above.

SRS DEVELOPMENT INC.

By:	/S/ LESLIE S. BRUSH

Leslie S. Brush
Vice President and Secretary

EXHIBIT 6.12

OFFICERS

Officer Name	Officer Title
Charles J. Neral	President
Timothy C. Boyle	Vice President, Tax
Leslie S. Brush	Vice President and Secretary
David P. DiGiacomo	Vice President and Assistant Secretary
Henry M. Miller, Jr.	Vice President, Treasurer and Assistant Secretary
Victoria E. Silbey	Vice President and Assistant Secretary

EXHIBIT 7.2

REGISTER OF INTERESTS

HOLDER OF INTEREST	UNIT CERTIFICATE NUMBER	UNITS

SRS DEVELOPMENT INC.	1	1,000